EXHIBIT 99.2

On May 4, 2011, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Good day, ladies and gentlemen. Thank you for standing by. Welcome to inTEST's First Quarter 2011 Financial Results Conference Call. During today's presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you would like to ask a question, please press the star, followed by the one on your touch tone phone. If you'd like to withdraw your question, please press the star, followed by the two, and if you're using speaker equipment today, it will be necessary for you to lift your handset before making your selection. This conference is being recorded today, Wednesday, May the 4th of 2011.

And I'd now like to turn the conference over to Ms. Laura Guerrant, inTEST's Investor Relations Consultant. Please go ahead.

Laura Guerrant:

Thank you, Elissa, and thank you for joining us today. Joining us today from the company are Robert Matthiessen, President and Chief Executive Officer and Hugh Regan, inTEST's Treasurer and Chief Financial Officer. Mr. Matthiessen will briefly review highlights from the first quarter as well as current business trends. Mr. Regan will then review inTEST's detailed financial results. We will then have time for any questions. If you have not yet received a copy of today's release, please e-mail me at laura@guerrantir.com, or you can get a copy of the release off of inTEST's website at www.intest.com.

Before we begin the formal remarks, the company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Security Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, changes in the demand for semiconductors generally, changes in the rates of and timing of capital expenditures by semiconductor manufacturers, progress of product development programs, increases in raw material and fabrication costs associated with our products, implementation of additional restructuring initiatives, and other risk factors set forth from time to time in the company's SEC filings including, but not limited to inTEST's periodic reports on Form 10-K and Form 10-Q. The company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

On another note, the management of inTEST Corporation will be participating in the Noble Financial Conference in Florida on May 16th. In addition, we'll be meeting with the investment community in New York City on May 9th, and in Dallas on May 17th, respectively. If you're interested in meeting with the company, please contact me at area code 808-882-1467.

And with that, let me now turn the call over to Robert Matthiessen. Please go ahead, sir.

Robert Matthiessen:

Thanks, Laura. I'd like to welcome everyone to our 2011 First Quarter Conference Call.

Before I discuss our results for the first quarter, I'd like to take a moment and discuss the Shelf Registration statement on Form S-3 which we filed this afternoon with the Securities and Exchange Commission. The Shelf Registration statement will allow us to raise capital from the offering of up to $30 million of common stock, preferred stock, warrants, debt securities and/or units conducted in one or more offerings while the Shelf Registration statement is effective. The purpose of the filing is to provide inTEST with increased flexibility for the strategic growth of the company, particularly as it relates to M&A activity. As you know, M&A is an integral part of our operations and the Shelf allows us to maximize the opportunities we see in front of us.

Hugh Regan, Jr.:

The amount that we can issue in any 12 months is a function of our public float, which fluctuates as our stock price changes. If we were to have an offering today, we could issue somewhere in the neighborhood of $10 million. Go on, Bob.

Robert Matthiessen:

Okay. Thank you, Hugh. At this point in time there are currently no plans to execute any financing options detailed in the filing.

While Hugh will review the financial results for the first quarter, I'd like to highlight some of our achievements.

Bookings for the first quarter of $13.1 million increased 13% sequentially, marking the second quarter of sequential bookings growth and were driven across the board by strong contributions from all of our product groups. In fact, bookings exceeded our estimates in all three groups and this booking strength has continued into the second quarter. We expect that sequential bookings for Q2 will be flat to slightly up, and while bookings visibility is somewhat limited, as is typical in this industry, they're very strong at this point, and we believe that we are in a multiyear cycle and 2011 will be an improvement over 2010.

First quarter net revenues of $11.7 million increased 16% sequentially and 23% year-over-year, and net income of $1.3 million or $0.12 per diluted share increased over first quarter 2010 net income of $1.1 million or [$0.11]*per diluted share, and decreased compared with fourth quarter 2010 net income of $1.3 million or $0.13 per diluted share. These results are a further testament to the soundness of our diversification strategy and the dedication and hard work of our entire team.

Now let me turn to the segments.

As you may be aware we operate in three segments: mechanical products, which include test head manipulators and docking hardware, electrical products, which are tester interfaces, and thermal products. In the Mechanical products division, first quarter bookings were $5.6 million compared with fourth quarter bookings of $4.9 million, driven by strong manipulator sales and bookings during the quarter. We expect the product mix of higher manipulator orders to remain relatively the same in Q2, and it's important to note that while manipulators do carry lower margins due to the competitive nature of that business, they are a precursor of future business as their sales mean more testers are being built and shipped. We have also seen strong docking business, which has a positive effect on the margins, although in this case not enough to totally offset the negative effect of the manipulator margins.

At inTEST we have continued to develop and refine our manipulator and docking hardware products which positions us with a well targeted product mix. Our Cobal 250 mid-range test head manipulator for use with medium sized test heads, continues to gain traction and our customers are pleased with its price and performance. As you may know during this past year, we enhanced the line's lifting capability resulting in the Cobal 250 Heavy and expanded its addressable market to its heavier test heads. This maxes out the lifting spec of the 250 and for 2011 we are developing the Cobal 500 to be used for the largest test heads commonly being sold. We are evaluating the prototype of that and should be ready to ship units this quarter.

For the Electrical products segment, first quarter bookings were $1.7 million versus bookings of $1.5 million reported in the fourth quarter. This improvement reverses the quarterly trend downward bookings we experienced in this segment throughout 2010, and was driven by a mixture of sales to multiple end users and to a specific OEM. Q2 has seen a continuance of this broad based booking trend.

In our Thermal products division, first quarter bookings were $5.8 million compared with fourth quarter bookings of $5.3 million. Thermal products offer an attractive way to expand inTEST's served available market by acquiring non-semiconductor business opening the company up to diverse new growth industries including aerospace, defense, automotive, telecommunications and medical pharmaceutical. In the first quarter we began marketing all of the thermal products under the name inTEST Thermal Solutions Corporation in order to broaden the marketing range and engineering capabilities of the two separate entities. The division specializes in meeting the most demanding applications by engineering unique thermal test solutions whether it is a non-standard size, very specific and challenging transition rates, specialized access ports or temperature testing in a localized area and will engineer the broadest range of temperature related test conditioning of process products in the market. We had very strong bookings from the Thermal Solutions product group largely driven by the sensor industry and military applications. There has been a strong proliferation of sensors, especially MEMS used in automotive applications such as airbag triggers, tire pressure sensors and the like, and another fast growing area for MEM sensors in smartphones and iPad type devices.

Non-semi related bookings for the first quarter comprised 18% of our overall bookings and $2.3 million were consistent with that reported in the fourth quarter. As a percent of total non-semi related bookings, North America comprised 55%, with military and aerospace still strong with 28% within that 55% which we expect will increase in coming months, and the remainder balanced out across wireless communications and LED manufacturers. Asia has shown considerable strength and we acquired as a first time customer for our ThermoStream product one of Mainland China's largest telecom companies who purchased ten units in the first quarter. Also, one of Japan's large industrial companies changed vendors by selecting our ThermoStream with the first order for multiple units. In Europe, our bookings are on the rise and we are now the exclusive ThermoStream supplier for a leading semiconductor company located in Germany and Austria.

As we have noted before, on the Chamber side, sales from the Sigma product line, we are aggressively moving forward with the training of our rep organization and believe sales of this product line will grow significantly as we enter into Europe and Asia. We are continuing to push into non-traditional markets as well as researching new thermal test tools that complement our growth strategy and our product suite.

In summary, the first quarter of 2011 was a good one for inTEST. I'd said in our last conference call that inTEST is positioned for growth. And while that growth is somewhat modest at this time, we've indeed shown continued growth in the first quarter. The diversification of our served markets via our Thermal group, the company's improved efficiencies and reduced operating cost attributable to our relocation of our facilities are all strengths we can leverage on going forward. Although we have added a number of new employees in the manufacturing and sales organizations, we do not see the necessity of significant increases in personnel as business ramps up given the operational economies we have developed during the downturns. Looking forward, we are off to a strong start for the year, which we continue to see as stronger than 2010. We see a favorable near term outlook from our customers and feel we are well positioned to capitalize on the positive trends in the end markets that we serve.

I will now turn the call over to our CFO for the financial review. Hugh?

Hugh Regan, Jr.:

Net revenues for the quarter ended March 31, 2011 was $11.7 million, an increase of 23% compared with the first quarter of 2010, where net revenues were $9.5 million and 16% of our fourth quarter net revenues of $10.1 million. First quarter end user net revenues were $10.1 million or 86% of net revenues compared with fourth quarter 2010 end user net revenues of $9.1 million or 90% of net revenues. OEM net revenues were $1.6 million or 14% of net revenues compared with $1.0 million or 10% of net revenues in the fourth quarter of 2010. Net revenues for markets outside of semiconductor tests were $2.3 million or 20% of net revenues compared with $2.1 million or 21% of net revenues in the 2010 fourth quarter.

On a product segment basis, first quarter net revenues for the Mechanical product segment were $5.0 million or 43% of net revenues compared with fourth quarter 2010 net revenues of $3.6 million or 36% of net revenue. Our Thermal products segment had net revenues of $5.4 million or 46% of net revenues compared with fourth quarter 2010 net revenues of $5.1 million or 50% of net revenues. Finally, our Electrical product segment reported net revenues of $1.3 million or 11% of net revenues compared with fourth quarter 2010 net revenues of $1.4 million or 14% of net revenues.

The Company's overall gross margin for the first quarter was $5.1 million or 44% compared with fourth quarter 2010 gross margin of $4.8 million or 47%, and $4.5 million or 48% in the first quarter of 2010. The decline in the gross margin was largely due to higher than expected material cost which were the result of a less favorable product mix in both our Thermal and Mechanical product segments.

Our material cost for the first quarter of 2011 was 37.0% of net revenues, up from 33.6% in the fourth quarter of 2010. In our Thermal products segment, where our material costs increased from 25.2% of net revenues in the fourth quarter to 29.2% in the first quarter. The increase in material costs was due to an adjustment recorded during the fourth quarter of 2010 that related to material cost that had been over-accrued in prior quarters related to the leasing of Thermal Systems in Europe which caused the quarter over quarter comparison to be unfavorable.

In our Mechanical product segment, where our material cost increased from 43.4% in the fourth quarter to 45.3% in the first quarter, we saw our manipulator products, many of which have lower gross margin, increased from 20% of Mechanical product segment's net revenues in the fourth quarter of 2010 to 30% of this segment's revenues in the first quarter of 2011. We see this trend, with a less favorable product mix causing higher material cost, continuing into the second quarter of 2011 - and I will address this further when I provide my second quarter 2011 earnings guidance later in this call.

In addition to the increase in material costs, our gross margin in the first quarter was also negatively impacted by accruals for excess and obsolete inventory which were $86,000 or 0.7% of net revenues in the first quarter of 2011 compared to a net credit of $(77,000) or (0.8)% of net revenues in the fourth quarter of 2010. Our fixed manufacturing costs also increased during the quarter from $1.7 million or 17% of net revenues in the fourth quarter to $1.8 million or 15% of net revenues in the first quarter, an increase of $88,000 or 6%. The increase in fixed manufacturing costs was the result of increased salary and benefit expense, as well as additional rent and maintenance cost associated with the move of our domestic and Mechanical and Thermal operations during the first quarter. These move-related costs were $74,000 included in cost of sales. We had a total of $128,000 in move-related costs during the first quarter with the balance of these costs sitting in general and administrative expense.

I will now discuss the breakdown of operating expenses for the quarter.

Selling expense for the first quarter was $1.4 million or 12% of net revenues compared with $1.3 million or 13% of net revenues for the fourth quarter of 2010, an increase of $95,000 or 7%. The increase was primarily the result of increased accruals for product warranty expense due to the higher revenue levels, as well as higher levels of travel and advertising expenses. First quarter engineering and product development expense was $813,000 or 7% of net revenues compared with $789,000 or 8% of net revenue in the fourth quarter, an increase of $24,000 or 3%. The increase was the result of the increased spending on patent legal costs, higher levels of salary and benefit expense and increased travel cost. These increases were offset by reductions in spending on research and development materials and third party consultants who we engaged with to assist us in product development.

General and administrative expense for the first quarter was $1.6 million or 14% of net revenues compared with $1.3 million or 13% of net revenues in the fourth quarter, an increase of $289,000 or 22%. The increase in G&A expense is related to several items including increased levels of professional fees, higher levels of salary and benefit expense. In addition, during the fourth quarter of 2010, we had a net credit or recovery for bad debt expense of $86,000, which had reduced the fourth quarter's expenses, and there was no bad debt expense or recovery during the first quarter of [2011]**. Also included in G&A expense for the first quarter was $54,000 of third party moving cost. This is in addition to $78,000 we had incurred under G&A expense during the fourth quarter of 2010 in preparation for the move of our Thermal and Mechanical operations which were completed during the first quarter. Other income for the first quarter was $56,000 compared with $61,000 for the fourth quarter. Other income for the first quarter included a gain on sale of fixed assets of $40,000 compared to a $55,000 gain on sale of fixed assets included in the fourth quarter. The fixed asset sales in both periods were related to the move of our Mechanical products segment operations in New Jersey.

For the first quarter, we recorded income tax expense of $60,000, with an effective tax rate of 4.6% compared with income tax expense of $131,000 for the fourth quarter, which had an effective tax rate of 9.2%. The income tax expense recorded during the first quarter represented domestic state income tax expense on our earnings. We currently expect to have an effective tax rate of approximately 4.5% for the balance of 2011. At the end of the first quarter, our federal net operating loss carry-forwards was approximately $4.1 million and our state NOLs range from approximately $178,000 to $3.0 million, depending on the state in question. We have fully utilized our NOLs in the States of Massachusetts and New Jersey.

First quarter net income was $1.3 million or $0.12 per diluted share compared with 2010 fourth quarter net income of $1.3 million or $0.13 per diluted share. As I noted previously, the total move cost included in the first quarter results were $128,000 or $0.01 per diluted share.

Consolidated head count at the end of the first quarter, which includes temporary staff was 130 compared with 129 at the end of the fourth quarter. As we have noted before, we closely monitor our resource levels and adjust as needed if we see any prolonged softness in demand levels, and with the operational economies we have developed we continue to see no necessity of significant increases in personnel as business ramps.

I will now turn to our balance sheet. With demand fluctuations being the norm in our business, it is critical that we always strive to strengthen our balance sheet so that in down markets we can continue to strategically invest in key R&D and growth initiatives.

Cash and cash equivalents at the end of the first quarter were $5.2 million. This compares with $6.9 million reported at December 31st. The decrease in cash during the first quarter was caused by several factors including the investments in improvements in equipment for our two new facilities occupied during the first quarter, the payment of various accrued expenses and increases to our inventory. In addition, our sales in the first quarter of [2011]** were more concentrated in the latter part of the quarter. We currently expect cash to grow sequentially throughout 2011.

Accounts receivable was $8.8 million at March 31, 2011, an increase of $2.6 million from December 31, 2011. The increase was driven by increased sales and their concentration in the latter part of the quarter. In addition, we experienced an increase in our days sales outstanding, which increased from 48.6 at 12/31 to 63.0 at 3/31. While our customers are clearly taking longer to pay us this quarter, we do not expect any increase in bad debt expense or write-off as a result of these delinquencies.

Inventory at the end of the first quarter of 2011 was $4.0 million compared with $3.5 million reported at the end of the fourth quarter. The increase in inventory was due to purchases of material to be used for second quarter shipments.

Capital expenditures during the first quarter were $574,000 compared with fourth quarter capital expenditures of $575,000. Our capital expenditures during both periods were abnormally high and included leasehold improvements and equipment purchased in connection with our facility relocation. In addition, in both quarters, our capital expenditures included Thermal segment inventory which was converted to fixed assets representing equipment which we are leasing to certain customers in Europe as well as test fixtures purchased for our Electrical product segment.

As Bob noted earlier, bookings for the first quarter were $13.1 million and bookings from markets outside of semiconductor tests were $2.3 million or 18% of first quarter bookings. This compares with 2010 fourth quarter bookings of $11.7 million with bookings from markets outside of semiconductor tests of $2.3 million or 20% of fourth quarter bookings. The backlog at the end of the first quarter was$ 7.5 million compared with $6.1 million at the end of the fourth quarter.

In terms of our financial outlook, as noted in our earnings release, we expect that our net revenue for the second quarter ended June 30, 2011 will be in the range of $12.5 to $13.5 million and that net income will be in the range of $0.15 to $0.20 per diluted share. Our first quarter EPS guidance includes the impact of $75,000 of one-time cost associated with the preparation of the S-3 Shelf Registration we filed with the SEC earlier today. In addition, as I noted earlier on the call, we expect our product mix in the second quarter will be less favorable, with an expected material cost of approximately 200 basis points higher than we experienced in the first quarter of 2011. We currently expect these costs to return to more historically normal levels in the 33% to 36% range in the second half of 2011. Although achieving this goal is dependent upon the product mix ordered by our customers, and our ability to further cost down our existing product, please note that our outlook is based upon the company's current views with respect to operating and market conditions and customer forecast, which are subject to change.

Operator, that concludes our formal remarks. We can now take questions.

Operator:

Thank you, sir. Ladies and gentlemen, we will begin the question-and-answer session at this time. If you'd like to ask a question, please press the star, followed by the one on your telephone keypad. If you would like to withdraw your question, please press the star, followed by the two. And if you're using speaker equipment, you will need to lift the handset before making your selection.

Our first question comes from the line of Mark Miller with Noble Cap Markets. Please go ahead.

Mark Miller:

Good afternoon. Congrats on a good report. Just had a couple of questions. I'm new to your name and just, you know, just trying to learn something. I wonder if you could just briefly discuss the sensitivity of your margins to such things as factory loading sales growth and also, you know, what would be your margin target, your operational margin target?

Hugh Regan, Jr.:

Our margins throughout 2010 were basically between 47% and 48% which really based upon varying revenue levels that throughout the year drove our fixed operating cost from either a low percentage to a high percentage and the variability during those periods that kept the margin where it was, were our material cost which ranged from about 33% to 36% last year. We had believed that we would see that range holding going forward into 2011 but as we discussed in the call, it's really driven by product mix in any given period that our customers are ordering, and with the increase in manipulator sales that we discussed earlier going from 20% to 30% of sales of our Mechanical products segment, and because those products tend to be very unfavorably margined, that really drove material costs higher and the margin lower.

As far as, you know, we've discussed our second quarter and the impact that we see there, it really is a function of what our customers are ordering in any given period. You know, we've not really had any major supply chain impacts, for instance, from the Japanese tsunami or earthquake or other things, we've not seen any significant movement as a result of commodity price increases more recently as well. This really is a function of just poor product mix, unfortunately. As our revenues ramp, and would go beyond the $13 million level, clearly our fixed operating cost as a percentage of our revenues declines you would expect to see the margin improve unless of course you see an increase in fixed material cost. That's one of the reasons we described today that we see the margin in the second quarter basically maintaining because while you have an increase in revenue that will drive your fixed operating cost down that's being offset completely by the increase in the fixed operating cost themselves.

Mark Miller:

You mentioned the events, the regrettable events in Japan, I'm just wondering, there was concerns about disruption in auto parts supplies, is there any exposure you had to that if there are, you know, continuing significant disruptions to auto parts supply?

Hugh Regan, Jr.:

We have reviewed our entire supply chain shortly after the earthquake occurred and while we did have some parts that were sourced in Japan we've been able to find sources for those parts outside of Japan, although, to be honest with you, our supply sources in Japan have not been interrupted. So the earthquake and tsunami have, really had very little effect on our businesses. We sell very little into Japan. We closed our operations there several years ago and primarily sell to multinationals that ship into Japan.

Mark Miller:

What about auto manufacturers directly, if they would have some shutdowns, would that have any impact on you?

Robert Matthiessen:

This is Bob Matthiessen. The only place it would impact us would be in the Thermal group and they've not seen much impact yet, but listening to other conference calls and what I'm reading lately is everybody in the capital equipment business is sort of holding their breath right now and most of us haven't been affected and we don't think we're going to be. But that is 20% of the world economy over there so I wouldn't be surprised if something ripples through. But our exposure to automotive is not very high and is only in the Thermal group, and again, we haven't seen much impact there.

Mark Miller:

A lot of pure aerospace stocks had been kind of wavering over concerns about cuts in the federal budget, what's your exposure there?

Robert Matthiessen:

We have some exposure and it's positive. We have-without getting specific, we have done very well just recently in military and aerospace.

Mark Miller:

Okay, good.

Hugh Regan, Jr.:

Of course our products are used to clearly test there and as more things are used in the military and defense effort it creates opportunities for us.

Mark Miller:

Just one more and I'll jump back into the queue. I don't know if you'd discussed the increase in accounts payable, it's fairly significant sequentially.

Hugh Regan, Jr.:

I didn't discuss it. It is up $653,000 from year end but that is really a point in time - you know, inventory was up as well as payables, that's what really-they walk hand in hand and again it's a timing of business. So we're not concerned at all about that at the current time.

Mark Miller:

And I don't know if you mentioned your cash flow from operations either.

Hugh Regan, Jr.:

We didn't mention cash flow from operations but clearly this quarter with cash going negative, cash flow from operations was negative this quarter, was $1.1 million negative, primarily driven by the very large increase in receivables which were up almost $2.5 million, as well as the payment of accrued expenses and the increase in payables. So, unfortunately with the timing issues as we talked we had a very back-end loaded quarter from a sales perspective - that combined with the inch up in DSOs. We had guided to the fact that we had expected a sequential increase in cash throughout the year. We do expect sequential increase in cash for the balance of the year and we believe the first quarter reduction was really more of a timing issue also impacted by the substantial improvements that we made in connection with the relocation of our Thermal and [Mechanical]*** domestic facilities.

Mark Miller:

Thank you.

Hugh Regan, Jr.:

You're welcome.

Operator:

And once again, ladies and gentlemen, if you would like to ask a question, please press the star, followed by the one on your touch tone phone. If you would like to withdraw your question, please press the star, followed by the two. And if you're using speaker equipment, please lift the handset before making your selection.

And our next question comes from the line of Ben Sexson with First Wilshire Securities Management. One moment.

Ben Sexson:

Hello?

Hugh Regan, Jr.:

Hello, Ben.

Ben Sexson:

Hi, good afternoon. I was wondering if you could just elaborate a little bit more on, I know you mentioned the shelf offering and potential M&A activity, if you could just kind of elaborate on what types of things would look interesting to you or, you know, if you could just say what you can about that?

Robert Matthiessen:

Yes, the things that interest us are things we understand, are things that have intellectual property associated with them and our more recent interest these past years has been on things that give us more exposure to non-semiconductor business. We've been, up to a few years ago, 100% in the semiconductor business and the capital equipment business within that business is quite an exciting ride, as you probably know, and so we've been pushing to get into businesses that are-that we understand again, that can utilize our expertise that are outside of semiconductor that ride on a different capital equipment buying curve to mitigate these ups and downs that we have. And so that's one of the things we'll be looking at.

Hugh Regan, Jr.:

We are looking for companies with revenues ranging from $10 to $20 or $25 million. Clearly looking for acquisitions that would be accretive and the Shelf Registration was really filed to give us the flexibility to the extent that opportunities come up that we would be able to finance them quickly.

Ben Sexson:

I see. Will you leave any of that cash on your balance sheet?

Hugh Regan, Jr.:

We clearly are building cash on our balance sheet right now with the goal of using that for acquisitions as well. The registration statement was really filed to give us the opportunity to look at larger acquisitions which require clearly more resources.

Ben Sexson:

I see. Thanks a lot.

Hugh Regan, Jr.:

You're welcome.

Operator:

Our next question comes from the line of Ken Nagy with Zacks Investment Research. Please go ahead.

Ken Nagy:

Hi, everyone. Congratulations on a strong quarter. I was just wondering if non-semiconductor revenues do, in the future, approach 50% of total revenues, what effect is that going to have on margins?

Hugh Regan, Jr.:

Hi, Ken. It's Hugh. I think, you know, clearly our non-semi business has been reasonably well margined - it's better than our manipulator products, I'll say that, for sure. Although some of that business is somewhat custom and the margins could shift from time to time but all in all I would expect that to not dramatically move our margin structure positively or negatively - in other words, it's the material cost for those products, ironically, are fairly close to the mid 30s average that we currently have, so an increase in that area would really not have a significant impact on us.

Ken Nagy:

Okay great. Thank you

Hugh Regan, Jr.:

You're welcome.

Operator:

Once again, ladies and gentlemen, if you would like to ask a question, please press the star, followed by the one at this time. If you're using speaker equipment, you will need to lift the handset before making your selection. One moment please.

And I show no further questions at this time. Please continue.

Robert Matthiessen:

Thank you for your interest in inTEST. In closing we remain confident in our business prospects. inTEST occupies a profitable niche space, we have a proven long term history with customers across the globe and provide high quality, mission critical products that perform in high stress environments. We will continue to work with our customers and drive innovations that will allow us to continue being a leader in our targeted markets. Thank you again, and we look forward to updating you on our progress when we report our second quarter results.

Hugh Regan, Jr.:

Have a good evening.

Operator:

Ladies and gentlemen, that concludes our call for today. If you'd like to listen to a replay of today's conference, please dial 1-800-406-7325 and enter the access code of 4433870. Thank you for your participation. You may now disconnect.

*      The transcript incorrectly stated "$11". It is now correctly stated in brackets as "$0.11".
**    The transcript incorrectly stated "2010". It is now correctly stated in brackets as "2011".
***  The transcript incorrectly stated "Electrical". It is now correctly stated in brackets as "Mechanical".

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